Kush Bottles Acquires CMP Wellness, a Premier Distributor of Vaporizers, Cartridges and Accessories

New acquisition expands Kush Bottles’ product portfolio and provides significant cross-selling opportunities

Santa Ana, California – May 4, 2017 – Kush Bottles, Inc. (OTCQB: KSHB), a provider of packaging, supplies, accessories and branding solutions for the regulated cannabis industry, today announced it has acquired CMP Wellness, LLC (or “CMP”), a privately held distributor of vaporizers, cartridges and accessories based in Los Angeles, California. CMP Wellness has been in the business of selling standard and customized vaporizer products since 2013.

On May 1, 2017, Kush Bottles completed the acquisition of CMP for $1.5 million in cash and 7.8 million shares of stock. As part of the agreement, CMP’s leadership team will have additional earn-out opportunities for achieving specified growth milestones.[1] CMP generated unaudited GAAP revenues of approximately $0.8 million and $3.1 million, respectively, for the twelve month periods ended August 31, 2015 and August 31, 2016. CMP generated unaudited GAAP revenues of approximately $1.1 million and $4.4 million, respectively, for the six month periods ended February 29, 2016 and February 28, 2017. [2]

“We are extremely pleased to complete the acquisition of CMP Wellness, which we expect will diversify our product range, open new distribution channels and yield cross-selling opportunities for our existing product lines,” commented Nicholas Kovacevich, Chief Executive Officer of Kush Bottles. “CMP has established itself as a leader in the vaporizer product market, which is one of the fastest growing segments in the cannabis packaging industry. CMP is recognized for its high quality products and trusted for its superior product knowledge. This reputation as a distributor of best-in-breed products aligns with Kush Bottles’ premium image and strengthens our market positioning. We are looking forward to working with CMP’s team to leverage this acquisition to further establish Kush Bottles as the gold standard branding and packaging solutions provider in the industry.”

Mr. Kovacevich continued, “The rapid growth of the cannabis market, coupled with the lack of access to traditional financial services, creates a unique opportunity for Kush Bottles. As a market leader, we are in a strong position to leverage our first-mover advantage to grow market share and scale our business through market consolidation. We have the necessary infrastructure to immediately support a larger customer base and benefit from operational synergies while maintaining Kush Bottles’ high production standards.”

To be added to the distribution list, please email ir@kushbottles.com with “Kush” in the subject line.

About CMP Wellness

CMP Wellness distributes standard and customized vaporizers, cartridges and accessories. It was founded in 2013 to provide reliable and affordable vape technology to California’s emerging vaporizer product market. Since then, CMP has private labelled six High Times Cannabis Cup award-winning vaporizer pen designs and become recognized as an industry leading distributor of vaporizer accessories.

About Kush Bottles, Inc.

Kush Bottles, Inc. (OTCQB: KSHB) provides packaging products and solutions to producers, processors and retailers operating in the regulated medical and adult-use cannabis industry.

Founded in 2010, Kush Bottles has sold more than 100 million bottles and regularly services more than 3,000 customers across the United States and Canada. The company primarily services the business-to-business market, which includes legally operated medical and adult-use dispensaries, growers and marijuana-infused product (MIP) manufacturers.

Kush Bottles aims to be the gold standard for responsible branding and packaging in the cannabis industry. Kush Bottles has no direct involvement with cannabis plants or extracts.

The company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and Inc. Magazine.

For more information, visit www.kushbottles.com or call (888)-920-5874.

Connect :

Website: www.kushbottles.com

Instagram: instagram.com/kushbottles

Facebook: facebook.com/kushbottles

Twitter: twitter.com/kushbottles

Forward-Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: “potential,” “look forward,” “believe,” “dedicated,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on our website, at: www.kushbottles.com.

Footnotes:

[1] The foregoing description of the transaction and consideration does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the definitive acquisition agreement, a copy of which is filed as Exhibit 2.1 to Kush Bottles’ Current Report on Form 8-K filed with the SEC on May 3, 2017.

[2] All revenue figures presented in this press release are unaudited. Such unaudited revenue figures have not been subjected to the same review and scrutiny, including internal auditing procedures and audit by our independent auditors, to which we subject our audited consolidated financial statements. Such unaudited revenue figures, when subjected to audit, may vary materially from the audited revenue figures. In addition, such unaudited revenues are not necessarily indicative of results of operations for any future period.

Company Contact:

Ryan Selewicz

Director of Marketing

714-243-4017

ryan@kushbottles.com

Investor Contact:

Elizabeth Barker / Phil Carlson

KCSA Strategic Communications

212-896-1203 / 212-896-1233

ir@kushbottles.com

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